Exhibit 5.15

Tomkins, Inc. Tomkins, LLC 155 Wewatta Street Denver, Colorado 80202 [FORM OF OPINION]			AMSTERDAM Strawinskylaan 10 1077 XZ Amsterdam
	T	+	31 20 485 7000
	Direct T	+	31 20 485 7620
	F	+	31 20 485 7001
	Direct F	+	31 20 517 7620
	E		thijs.flokstra@ freshfields.com
	W		freshfields.com
	DOC ID		AMS2031828
	OUR REF		TPF/FVH

DATED 19 AUGUST 2011

Dear Sirs,

REGISTRATION STATEMENT ON FORM F-4

INTRODUCTION

1. We have acted as special counsel to Pinafore Holdings B.V. (the Company) and Montisk Investments Netherlands C.V. (the Limited Partnership), in connection with the issuance of $1,150,000,000 aggregate principal amount of 9% Senior Secured Second Lien Notes due 2018 (the Notes) by Tomkins, Inc. (formerly Pinafore, Inc.) and Tomkins, LLC (formerly, Pinafore, LLC) and the guarantees of the Notes (the Guarantees) by the Company and the Limited Partnership under an indenture dated as of 29 September 2010, as supplemented by the first supplemental indenture dated as of 18 November 2010, the second supplemental indenture dated as of 21 December 2010, the third supplemental indenture dated as of 23 December 2010, the fourth supplemental indenture dated as of 20 January 2011, the fifth supplemental indenture dated as of 23 February 2011, the sixth supplemental indenture dated as of 24 February 2011 and the seventh supplemental indenture dated as of 3 March 2011 (collectively, the Opinion Document) entered into among the Tomkins, Inc. and Tomkins, LLC, the Guarantors named therein, and Wilmington Trust FSB, as trustee and collateral agent, and pursuant to a registration statement on Form F-4 under the Securities Act of 1933, as amended (the Act), filed with the Securities and Exchange Commission on 24 June 2011 (the Registration Statement).

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is regulated by the Solicitors Regulation Authority. Dutch Chambers of Commerce registration number 34368197. For regulatory information please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP and their qualifications is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS or at the above address. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities. Freshfields Bruckhaus Deringer LLP’s Amsterdam office includes attorneys, civil law notaries, tax advisers and solicitors.

Bank account:

Stg Beh Derdengld Freshfields Bruckhaus Deringer LLP, ABN Amro Bank NV, IBAN: NL08FTSB0256049947, BIC: FTSBNL2R

Abu Dhabi Amsterdam Bahrain Barcelona Beijing Berlin Brussels Cologne Dubai Düsseldorf Frankfurt am Main Hamburg Hanoi Ho Chi Minh City Hong Kong London Madrid Milan Moscow Munich New York Paris Rome Shanghai Tokyo Vienna Washington

2. In rendering the opinions set out below we have examined the documents listed in the schedule hereto (the Schedule).

3. Words and expressions defined in the Schedule shall, unless the context otherwise requires, bear the same respective meaning when used in this opinion.

LIMITATIONS

4. This opinion is subject to the following limitations:

(a)	This opinion is confined to the laws with general applicability (wettelijke regels met algemene gelding) of the Netherlands and, insofar as they are directly applicable in the Netherlands, the European Union, all as they stand as at the date hereof and as such laws are currently interpreted in published authoritative case law of the courts of the Netherlands (Netherlands law); accordingly, we express no opinion with regard to any other system of law (including the law of jurisdictions other than the Netherlands in which our firm has an office), even in cases where, in accordance with Netherlands law, any foreign law should be applied; furthermore, we do not express any opinion on public international law or on the rules of or promulgated under any treaty or by any treaty organisation (except as otherwise stated above).

(b)	We express no opinion on any taxation laws of any jurisdiction (including the Netherlands).

(c)	We express no opinion on any anti-trust, competition, data protection or insider trading laws of any jurisdiction (including the Netherlands).

(d)	We express no opinion that the future or continued performance of a party’s obligations or the consummation of the transactions contemplated by the Opinion Document will not contravene Netherlands law, its application or interpretation if altered in the future.

(e)	We express no opinion as to the correctness of any representation given by any of the parties (express or implied) under or by virtue of the Documents, save if and insofar as the matters represented are the subject matter of a specific opinion herein.

(f)	In rendering this opinion we have exclusively examined the documents listed in the Schedule and we have conducted such investigations of Netherlands law as we have deemed necessary or advisable for the purpose of giving this opinion letter; as to matters of fact we have relied on the documents listed in the Schedule and any other document we have deemed relevant, and on statements or certificates of public officials.

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(g)	We have not been responsible for investigating or verifying the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any documents, or for verifying that no material facts or provisions have been omitted therefrom; nor have we verified the accuracy of any assumption made in this opinion letter.

(h)	Netherlands legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions.

(i)	This opinion may only be relied upon on the express condition that any issues of the interpretation or liability arising hereunder will be governed by Netherlands law and be brought before a court in the Netherlands.

(j)	This opinion speaks as of the date hereof; no obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion in any respect.

(k)	The opinions expressed in this opinion letter have no bearing on declarations made, opinions expressed or statements of a similar nature made by any of the parties in the Opinion Document.

(l)	All references in this opinion letter to the Netherlands and Netherlands law are to the European part of the Netherlands and its law, respectively, only.

ASSUMPTIONS

5. In rendering this opinion we have assumed that:

(a)	all documents reviewed by us and submitted to us as originals are true, complete and authentic; all documents reviewed by us and submitted to us as facsimile or photocopy are in conformity with the originals and such originals are true, complete and authentic; and the signatures on all such documents are genuine;

(b)	at the time when any Corporate Document was signed, each person who is a party to or signatory of that Corporate Document, as applicable (i) had been validly incorporated, was validly existing and, to the extent relevant in such party’s jurisdiction, in good standing under the laws applicable to such party, (ii) had all requisite power, authority and legal capacity to sign that Corporate Document and to perform all juridical acts (rechtshandelingen) and other actions contemplated thereby and (iii) has validly signed that Corporate Document;

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(c)	the Limited Partnership Agreement has not been amended, supplemented, restated, dissolved, rescinded or terminated and the Limited Partnership Agreement is in full force and effect;

(d)	the Articles of Association have not been amended;

(e)	(i) neither the Company, its General Partner nor its Limited Partners jointly have been declared bankrupt (failliet verklaard) nor any other similar proceeding under any applicable law (ii) neither the Company, its General Partner nor its Limited Partners has been granted a suspension of payments (surseance van betaling) nor any other similar proceeding under any applicable law (iii) neither the Limited Partnership, its General Partner, nor the Company has become subject to any of the other insolvency proceedings (together with the proceedings in paragraph (5)(e)(i) and (5)(e)(ii) referred to as the Insolvency Proceedings) referred to in Article 1(1) of Council Regulation (EC) no. 1346/2000 of 29 May 2000 on Insolvency Procedures (the Insolvency Regulation) nor any other similar proceeding under any applicable law, (iv) neither the Limited Partnership, its General Partner, nor the Company has been dissolved, (v) the Company has not ceased to exist pursuant to a legal merger or demerger (juridische fusie of splitsing) nor pursuant to any other similar proceeding under any applicable law, and (vi) no order for the administration (bewind) of the assets of the Limited Partnership, its General Partner, or the Company has been made or any other similar proceeding under any applicable law; these assumptions in respect of the Company and the Limited Partnership are supported by our enquiries today with the Commercial Register, the online Insolvency register, the court in Amsterdam and the court in The Hague which have not revealed any information that any such event has occurred with respect to the Company nor to the Limited Partnership; however, such enquiries are not conclusive evidence that no such events have occurred;

(f)	the information set forth in the Extracts is accurate and complete on the date hereof;

(g)	the Resolutions have not been revoked (ingetrokken) or amended and have not been and will not be declared null and void by a competent court and the powers of attorney granted in the Resolutions have not been, and will not be, amended, revoked (ingetrokken), terminated or declared null and void by a competent court and the statements and confirmations set out in the Resolutions are true and correct;

(h)	the Limited Partnership regularly and openly conducts business activities in a certain capacity to generate a profit for itself;

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(i)	the entering into the Opinion Document and the transactions contemplated thereby are in the corporate interest (vennootschappelijk belang) of the Company and ancillary to the purpose or objectives of the Limited Partnership;

(j)	none of the Opinion Document has since the date of its execution been amended, rescinded or terminated by any of the parties thereto;

(k)	each of the parties to any of the Opinion Document (other than the Company and the Limited Partnership) (i) has been validly incorporated, is validly existing and, to the extent relevant in such party’s jurisdiction, in good standing under the laws applicable to such party, (ii) has the power, capacity and authority to enter into, execute and deliver the Opinion Document to which it is a party and to exercise its rights and perform its obligations thereunder, and (iii) has duly authorised and validly executed and, to the extent relevant, delivered all Opinion Document to which it is a party;

(l)	the Opinion Document constitutes the legal, valid, binding and enforceable obligations of each party thereto (other than the Company and the Limited Partnership) enforceable against such party in accordance with its terms;

(m)	neither the Limited Partnership, its General Partner nor the Company is required to be licensed pursuant to the Netherlands Financial Supervision Act (Wet op het financieel recht); and

(n)	the terms of the Opinion Documents are bona fide arm’s length commercial terms and the Opinion Documents are entered into for bona fide commercial reasons.

OPINION

6. On the basis of, and subject to, the foregoing and the matters set out in paragraphs 5 and 7 and any factual matters, documents or events not disclosed to us, we are of the opinion that as at the date hereof:

Due incorporation

(a)	The Company has been validly incorporated and is existing as a private limited liability company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under Netherlands law.

(b)	The Limited Partnership has been validly formed as a limited partnership (commanditaire vennootschap) under Netherlands law.

Corporate power

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(c)	Each of the Company and the Limited Partnership has the necessary corporate power to enter into the Opinion Document and to perform its obligations thereunder.

Corporate authority

(d)	The execution by each of the Company and the Limited Partnership of the Opinion Document and the performance by each of the Company and the Limited Partnership of their obligations thereunder have been authorised by all corporate action required to be taken by each of the Company and the Limited Partnership under Netherlands corporate law, the Articles of Association or, as the case may be, the Limited Partnership Agreement.

Due execution

(e)	Assuming that the signature appearing on the Opinion Document on behalf of the Company is the signature of Donald West the Opinion Document has been validly executed on behalf of the Company in accordance with Netherlands law.

(f)	Assuming that the signature appearing on the Opinion Document on behalf of the Limited Partnership is the signature of the authorised representative of the General Partner, the Opinion Document have been validly executed on behalf of the Limited Partnership in accordance with Netherlands law.

QUALIFICATIONS

7. Our opinion is subject to the following qualifications:

(a)	a commanditaire vennootschap under the laws of the Netherlands is not a legal person (rechtspersoon) and references in this opinion letter to the Limited Partnership are to the collectivity of its partners and references in this opinion letter to the execution, delivery or performance of obligations under the Limited Partnership Guarantee by the Limited Partnership are to the execution, delivery or performance of obligations by its General Partner in its capacity as the general partner of the Limited Partnership;

(b)

under Netherlands rules of conflicts of law a corporation (corporatie), which expression in this context includes a limited partnership or commanditaire vennootschap (such as the Limited Partnership), is governed by Netherlands law, if the agreement by which the limited partnership was established provides that its official seat (zetel) is in the Netherlands. The Limited Partnership Agreement provides that the seat of the Limited Partnership is in the Netherlands. However, since Netherlands law on partnerships does not require a partnership to maintain a seat or specify a seat in the agreement by which it is formed, there is room for the

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argument that the seat specified in the Limited Partnership Agreement is not an official seat (zetel) and is not sufficient to cause the Limited Partnership to be governed by Netherlands law. This argument should not prevail, provided that at the time when the Limited Partnership was formed the centre of their external activities (centrum van optreden naar buiten) was situated in the Netherlands;

(c)	our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency, moratorium, suspension of payments, emergency and other similar rules and laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies from time to time in effect; no opinion is given or implied herein that if Insolvency Proceedings would be opened with respect to the Company and the Limited Partnership, such Insolvency Proceedings would be opened in the Netherlands or be governed by Netherlands law; no opinion is given or implied herein on the effects of any foreign laws that may apply in such Insolvency Proceedings pursuant to the Insolvency Regulation or otherwise;

(d)	a power of attorney (volmacht) or mandate (lastgeving) (i) can under Netherlands law only be made irrevocable to the extent its object is the performance of juridical acts (rechtshandelingen) in the interest of the representative appointed thereby or of a third party (and subject to the power of the court to amend or disapply the provisions by which it is made irrevocable for serious reasons (gewichtige redenen) and (ii) will terminate or become ineffective upon Insolvency Proceedings being opened under Netherlands law with respect to the issuer thereof (irrespective of the law applicable to the power of attorney).

BENEFIT OF OPINION

8. We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required within Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent.

Yours faithfully,

Freshfields Bruckhaus Deringer LLP

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THE SCHEDULE

(a)	an electronic copy of an extract from the Commercial Register of the Amsterdam Chamber of Commerce (the Commercial Register) dated 19 August 2011 relating to the Company and confirmed upon our request by the Commercial Register by telephone to be correct as at the date hereof (the Company Extract);

(b)	a scanned copy of the deed of incorporation of the Company dated 1 September 2010;

(c)	a scanned copy of the articles of association of the Company dated 23 September 2010 which, according to the Extract, are the Company’s articles of association currently in force and effect (the Articles of Association);

(d)	an electronic copy of an extract from the Commercial Register dated 19 August 2011 relating to the Limited Partnership and confirmed upon our request by the Commercial Register by telephone to be correct as at the date hereof (the Limited Partnership Extract);

(e)	an electronic copy of the limited partnership agreement (overeenkomst van commanditaire vennootschap) dated 4 August 2008 between Tomkins Investments Company S.àr.l. as general partner (the General Partner) and Tomkins American Investments S.àr.l. (Tomkins American) and Tomkins Luxembourg S.àr.l. (Tomkins Luxembourg and jointly with Tomkins Americain referred to as the Limited Partners) relating to the formation of the Limited Partnership (the Partnership Agreement);

(f)	scanned copies of the executed:

(i)	minutes of the meeting of the management board of the Company held in Amsterdam, the Netherlands on 16 September 2010;

(ii)	written resolution of the general meeting of shareholders of the Company dated 20 September 2010;

(iii)	the minutes of the meeting of the management board of the Limited Partnership held in Amsterdam, the Netherlands on 28 September 2010; and

(iv)	the minutes of the meeting of the members of the Limited Partnership, held in Amsterdam on 28 September 2010.

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(g)	an executed copy of:

(i)	the Opinion Document.

The documents referred to above in items (a) to (g) (inclusive) are herein referred to as the Documents; the documents referred to above in items (a) and (d) are herein referred to as the Extracts; the documents referred to above in items (b) to (f) (inclusive) are herein referred to as the Corporate Documents; and the documents referred to above in item (f) are herein referred to as the Resolutions.

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